Summary Translation	Exhibit 4.24

Loan Agreement

Contract No. : 2012JIYINDAIZIDI12100178

Borrower : Hebei Xuhua Trade Co., Ltd.

Lender : CITIC Shijiazhuang Branch

Signing Date : March 6, 2012

Loan Amount : RMB150,000,000

Length of maturity : From March 6, 2012 to March 6, 2013

Use of Loan : Vehicle Purchase

Loan Interest : 7.872%

Date of Draft :March 6, 2012

Withdrawal Amount : RMB150,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date :March 6, 2012

Loan Guarantee : Guaranty of Pledge, Guaranty of Mortgage

- Ganglian Finance Leasing Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no. 2012JIYINZUIQUANZHIZIDI12140160.

- Ganglian Finance Leasing Co., Ltd entered into The Maximum Mortgage Contract with the lender, with the contract no. 2012JIYINZUIBAOZIDI12120243.